Exhibit 5.1

July 24, 2023

Otonomo Technologies Ltd.
16 Abba Eban Blvd.
Herzliya Pituach 467256
Israel 467256

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof by Otonomo Technologies Ltd., an Israeli company (the “Company”), relating to the registration under the Act of ordinary shares, no par value, of the Company (the “Ordinary Shares”). The Company is offering the Ordinary Shares in exchange (the “Offer”) for all of the outstanding public warrants and private placement warrants (each as defined in the Registration Statement) of the Company.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We have further assumed that prior to the issuance of any of the Ordinary Shares, (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, and (ii) the other conditions to consummating the Offer contemplated by the prospectus included in the Registration Statement at the time it becomes effective under the Act (the “Prospectus”) and the letter of transmittal and consent accompanying the Prospectus (the “Letter of Transmittal and Consent”) will have been satisfied or validly waived.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Ordinary Shares to be issued in the Offer have been duly authorized by all necessary corporate action on behalf of the Company, and upon issuance and delivery in connection with the Offer, pursuant to and in accordance with the terms and conditions set forth in the Prospectus and Letter of Transmittal and Consent, such Ordinary Shares will be legally issued, fully paid and non-assessable.

We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

Very truly yours,
/s/ Goldfarb Gross Seligman & Co.
Goldfarb Gross Seligman & Co.

1 Azrieli Center, Round Building, Tel Aviv 6701101, Israel

מרכז עזריאלי אחד, בניין עגול, תל אביב 6701101, ישראל

Ampa Tower, Yigal Alon St 98, Tel Aviv-Yafo, 6789141, Israel

מגדל אמפא, רחוב יגאל אלון 98, תל אביב 6789141, ישראל

Mittelstrasse 14, 8008 Zurich, Switzerland